Example Template : 77O



DEUTSCHE FLOATING RATE FUND

N-Sar June 1, 2014 - November 30, 2014

Security Purchased	Cusip 	"Purchase/
Trade Date"	 Size (Shr) of Offering 	Offering Price
of Shares	Total ($) Amt of Offering	 Amt of
shares Purch by Fund 	% of Offering Purchased by
Fund	% of Funds Total Assets	Brokers	Purchased
From
American Energy-Permian Basin LLC / AEPB Finance
Corp	02563LAB4	7/16/2014
	$100.00	$650,000,000	2,000,000
	0.31%	GS, DB	GS
American Energy-Permian Basin LLC / AEPB Finance
Corp	02563LAC2	7/16/2014
	$100.00	$600,000,000	500,000
	0.08%	GS, DB	GS
TriNet	099821434	9/12/2014		$25.50
	$269,325,000	26,024		0.25%	JPM,
MS, DB	JPM
CDW LLC/CDW Fin Sr Unsec	12513GBA6
	11/24/2014		$100.00
	$575,000,000	2,000,000		2.08%
	BCLY, DB, GS, JPM, MS, BOAML	BCLY